EXHIBIT 10.1

TERMS OF 2015 RESTRICTED STOCK AWARD 1

Participants:	All members of Delta’s Board of Directors (the “Board”) who are not employees of Delta (“Non-Employee Directors”), which includes the Chairman of the Board (the “Chairman”). These directors are:

Francis S. Blake	Mickey P. Foret
Roy J. Bostock	Shirley C. Franklin
John S. Brinzo	David R. Goode
Daniel A. Carp (Chairman)	George N. Mattson
David G. DeWalt	Sergio A. L. Rial
Thomas E. Donilon	Kenneth B. Woodrow
William H. Easter III

Type of Award:	Restricted Stock, as defined and granted under the Delta Air Lines, Inc. 2007 Performance Compensation Plan (the “2007 Plan”).

Grant Date:	June 25, 2015

Number of

Shares:
The number of shares of Restricted Stock granted to each Non-Employee Director other than the Chairman shall equal the result of the following formula: $160,000 divided by Y, where Y = the closing price of Delta Common Stock, par value $0.0001 per share, on the New York Stock Exchange on the Grant Date.

The number of shares of Restricted Stock granted to the Chairman shall equal the result of the following formula: $210,000 divided by Y.

Partial Shares:	Any partial shares resulting from the above formula will be ignored and the aggregate shares of Restricted Stock for each Non-Employee Director will be rounded up to the nearest whole ten shares.

Vesting:
Each grant awarded to a Non-Employee Director under the terms of this Attachment A (a “2015 Grant”) will vest (the “Vesting Date”) on the earlier of (1) June 25, 2016 and (2) the date of Delta’s 2016 Annual Meeting of Stockholders, subject to such Non-Employee Director’s continued service as a member of the Board on the Vesting Date.

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[1]
In accordance with these terms, each Non-Employee Director other than the Chairman received 3,760 shares of Restricted Stock on June 25, 2015. This is equal to $160,000 divided by $42.60 (the closing price of Delta Common Stock on the New York Stock Exchange on June 25, 2015), rounded up to the nearest whole ten shares. The Chairman received 4,930 shares of Restricted Stock on June 25, 2015. This is equal to $210,000 divided by $42.60 rounded up to the nearest whole ten shares.

Accelerated

Vesting:
Notwithstanding the foregoing, accelerated vesting will occur prior to the Vesting Date as follows: individual 2015 Grants shall immediately vest on the date such Non-Employee Director ceases to be a member of the Board due to death, Disability or Retirement. For purposes of the 2015 Grant, (1) “Disability” shall mean the Non-Employee Director’s inability to perform his or her duties as a member of the Board for a period of 180 or more days as a result of a demonstrable injury or disease and (2) “Retirement” shall mean retiring from the Board (i) at or after age 52 with at least ten years of service as a director; (ii) at or after age 68 with at least five years of service as a director; or (iii) at the Non-Employee Director’s mandatory retirement date.

Forfeiture:
Except as expressly set forth above, a Non-Employee Director shall immediately forfeit any unvested Restricted Stock on the date such Non-Employee Director ceases to be a member of the Board for any reason, other than due to death or Disability.

Dividends:
In the event a cash dividend is paid with respect to shares of Delta Common Stock at a time during which the 2015 Grant is unvested, the Non-Employee Director will be eligible to receive the dividend when the 2015 Grant vests.